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                                                                   Exhibit 99.2

                                 PRESS RELEASE

FOR IMMEDIATE RELEASE                                   Contact: G. Dan Marshall
                                                                    618-474-7667

                         Argosy Gaming Company To Pursue
                        $200 Million Private Placement of
                            Senior Subordinated Notes

         Argosy Gaming Company announced today that it is pursuing through a private placement the issuance of $200 million of Senior Subordinated Notes due 2009.

         The Senior Subordinated Notes will rank equally with all of the Company's other unsecured senior subordinated indebtedness and will be junior to the Company's senior indebtedness. The Senior Subordinated Notes will be guaranteed by substantially all of the Company's wholly-owned subsidiaries.

         Proceeds from the Senior Subordinated Notes offering, together with borrowings under the Company's anticipated new credit facility and cash on hand, will be used to refinance substantially all of the Company's outstanding indebtedness.

         The Senior Subordinated Notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. The Company has agreed that after the issuance of the Senior Subordinated Notes it will file a registration statement relating to an exchange offer for the Senior Subordinated Notes under the Securities Act of 1933.

         Argosy is a leading multi-jurisdictional owner and operator of riverboat casinos and related entertainment and hotel facilities in the midwestern and southern United States. Argosy, through its subsidiaries and joint ventures, owns and operates the Alton Belle Casino in Alton, Illinois, serving the St. Louis metropolitan market; the Argosy Casino in Riverside, Missouri, serving the greater Kansas City metropolitan market; and the Belle of Baton Rouge, Louisiana. Argosy is also a majority partner and operator of the Belle of Sioux City in Sioux City, Iowa, and the Argosy Casino & Hotel in Lawrenceburg, Indiana, serving the Cincinnati and Dayton metropolitan markets.